EXHIBIT 99.1: PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 23, 2003

FOR IMMEDIATE RELEASE

John Morphy, CFO, or Jan Shuler 585-383-3406. Media inquiries, Laura Saxby Lynch 585-383-3074

Access the Webcast of the Paychex, Inc. First Quarter Earnings Release Conference Call scheduled for
September 24, 2003 at 10:30 a.m. Eastern Time at www.paychex.com at the Investor Relations home page.

Paychex, Inc. news releases, current financial information, related SEC filings, and Investor Relations presentation are accessible at the same Web site.

PAYCHEX, INC. REPORTS RECORD FIRST QUARTER RESULTS

ROCHESTER, NY, September 23, 2003 — Paychex, Inc. (NASDAQ:PAYX) today announced net income of $80.3 million, or $.21 diluted earnings per share, for the quarter ended August 31, 2003, a 6% increase over net income of $75.9 million, or $.20 diluted earnings per share, for the same period last year. Total revenues were $309.3 million, a 22% increase over $252.7 million for the first quarter last year.

In fiscal 2003, Paychex acquired two payroll service providers servicing small- to medium-sized businesses in the United States. Paychex acquired Advantage Payroll Services, Inc. (“Advantage”) on September 20, 2002 and InterPay, Inc. (“InterPay”) on April 1, 2003. The Company’s financial results for the first quarter of fiscal 2004 include the results of Advantage and InterPay for the entire period. Financial results for the prior year first quarter do not reflect the acquisitions. Advantage and InterPay combined contributed $31.6 million in revenues for the quarter ended August 31, 2003, including service revenues of $29.9 million and interest on funds held for clients of $1.7 million.

SERVICE REVENUES

For the quarter ended August 31, 2003, service revenues, which include the Payroll and Human Resource and Benefits product lines, were $295.9 million, an increase of 24% over $239.4 million for the prior year quarter.

Payroll service revenue increased 24% for the first quarter to $254.6 million. Positive year-over-year growth in Payroll service revenue resulted from the acquisitions of Advantage and InterPay in fiscal 2003, organic client base growth, increased utilization of ancillary services, and price increases. Checks per client (excluding Advantage and InterPay) decreased .1% in the first quarter of fiscal 2004 compared with 1.7% in the first quarter of fiscal 2003, .3% in the second quarter of fiscal 2003, and .1% in the third quarter of fiscal 2003. An increase in checks per client of .3% occurred in the fourth quarter of fiscal 2003.

As of August 31, 2003, 88% of all clients utilized the Company’s tax filing and payment services and 61% utilized employee payment services. Major Market Services revenue increased 43% for the first quarter to $31.6 million.

Human Resource and Benefits service revenue was $41.3 million for the first quarter, a year-over-year increase of 22%. The increase is related primarily to growth in clients for Retirement Services and in client employees served by the Company’s comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services. Retirement Services revenue increased 15% in the first quarter of fiscal 2004 to $17.9 million.

INTEREST ON FUNDS HELD FOR CLIENTS

Interest on funds held for clients was $13.3 million for the first quarter of fiscal 2004, which is comparable to the fiscal 2003 first quarter. The impact of lower average interest rates earned in fiscal 2004 was offset by higher net realized gains on the sale of available-for-sale securities and higher average portfolio balances. Higher average portfolio balances were due to the acquisitions of Advantage and InterPay and organic client growth. Average portfolio balances for the first quarter of fiscal 2004 were $2.3 billion compared with $1.9 billion in the prior year quarter. The average interest rate earned by the funds held for clients portfolio was 1.9% for the first quarter of fiscal 2004 compared with 2.5% for the first quarter of fiscal 2003. Net realized gains included in interest on funds held for clients were $2.7 million for the first quarter of fiscal 2004 compared with net realized gains of $1.6 million for the prior year period.

OPERATING INCOME

Consolidated operating, selling, general, and administrative expenses increased 29% in the first quarter over the prior year quarter. The increase is due to the acquisitions of Advantage and InterPay and increases in personnel, information technology, and facility costs to support the organic growth of the Company. As a result of the acquisitions, amortization of intangible assets increased to $4.1 million in the first quarter of fiscal 2004 from $.6 million in the same period last year. For the quarter ended August 31, 2003, operating income was $115.1 million, an increase of 12% over the same period last year.

Operating income growth continues to be negatively impacted by the lower average interest rates earned by the funds held for clients portfolio. Operating income (excluding interest on funds held for clients) increased 14% in the first quarter to $101.7 million. Operating income (excluding interest on funds held for clients) as a percentage of total service revenues was 34% for the first quarter of fiscal 2004, compared with 37% for the respective prior year period.

INVESTMENT INCOME, NET

Investment income, net, decreased 53% for the first quarter to $3.9 million. The decrease is due to lower average portfolio balances from the sale of investments to fund the acquisitions, lower average interest rates earned, and lower net realized gains on the sale of available-for-sale securities. Average portfolio balances for the corporate investment portfolio were approximately $386 million for the first quarter of fiscal 2004 compared with $749 million in the prior year period. The average interest rates earned for the corporate investment portfolio were 2.8% for the first quarter of fiscal 2004 compared with 3.3% in the prior year period. Net realized gains included in investment income were $1.5 million compared with $2.4 million for the prior year period.

INCOME TAXES

The effective income tax rate was 32.5% for the quarter ended August 31, 2003, compared with 31.5% for the same period last year. The increase in the effective tax rate is the result of lower levels of tax-exempt income on funds held for clients and corporate investments.

B. Thomas Golisano, Chairman, President, and Chief Executive Officer of Paychex, said, “We are pleased with our financial results for the first quarter of fiscal 2004 and are hopeful that some early signs of improving conditions for small business will continue. The integration of Advantage and InterPay continues to progress as anticipated. Estimated total revenue growth for fiscal 2004 is expected to be in the range of 15% to 17%, accompanied by net income growth of approximately 10%. In addition, we expect that growth in operating income (excluding interest on funds held for clients) will be in the range of 15% to 20%. These expectations are based on current economic and interest rate conditions continuing with no significant changes.”

ABOUT PAYCHEX

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 490,000 payroll clients nationwide.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc. (the “Company”) management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “we look forward to,” “would equate to,” “projects,” “projected to be,” “anticipates,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings per share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following or those which are described in the Company’s SEC filings, including the most recent form 10-K: general market and economic conditions, including demand for the Company’s products and services, competition, price levels, availability of internal and external resources, executing expansion plans, and effective integration of acquisitions; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company’s operating facilities, computer systems, and communication systems; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; potential damage to the Company’s business reputation due to these and other operational risks; the possible inability of clients to meet payroll obligations; stock volatility; and changes in short- and long-term interest rates, changes in market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company’s investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the three months ended

	August 31,	August 31,
	2003	2002

Revenues:

Service revenues	$295,918	$239,398

Interest on funds held for clients	13,335	13,277

Total revenues	309,253	252,675

Operating costs	71,671	56,464

Selling, general, and administrative expenses	122,504	93,734

Operating income	115,078	102,477

Investment income, net	3,949	8,385

Income before income taxes	119,027	110,862

Income taxes	38,684	34,922

Net income	$80,343	$75,940

Basic earnings per share	$.21	$.20

Diluted earnings per share	$.21	$.20

Weighted-average common shares outstanding	376,836	375,955

Weighted-average shares assuming dilution	378,815	377,949

Cash dividends per common share	$.11	$.11

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s SEC filings, including Forms 10-K, 10-Q, and 8-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These SEC filings are accessible at the Company’s Web site.

(B)	Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on reported consolidated earnings.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2003	2003

ASSETS

Cash and cash equivalents	$131,819	$79,871

Corporate investments	306,253	301,328

Interest receivable	16,905	22,787

Accounts receivable, net	128,169	118,512

Prepaid income taxes	—	600

Prepaid expenses and other current assets	13,763	11,503

Current assets before funds held for clients	596,909	534,601

Funds held for clients	2,359,732	2,498,041

Total current assets	2,956,641	3,032,642

Other assets	6,847	7,057

Property and equipment, net	160,138	159,039

Intangible assets, net	94,677	98,342

Goodwill	394,033	393,703

Total assets	$3,612,336	$3,690,783

LIABILITIES

Accounts payable	$21,107	$22,213

Accrued compensation and related items	55,571	70,388

Deferred revenue	2,706	3,645

Accrued income taxes	23,147	—

Deferred income taxes	10,298	7,488

Other current liabilities	19,681	18,169

Current liabilities before client fund deposits	132,510	121,903

Client fund deposits	2,343,579	2,465,622

Total current liabilities	2,476,089	2,587,525

Deferred income taxes	7,332	7,045

Other long-term liabilities	19,688	18,842

Total liabilities	2,503,109	2,613,412

STOCKHOLDERS’ EQUITY

Common stock, $.01 par value, 600,000 authorized shares
Issued: 377,036 at August 31, 2003 and 376,698 at May 31, 2003	3,770	3,767

Additional paid-in capital	205,850	198,713

Retained earnings	885,085	846,196

Accumulated other comprehensive income	14,522	28,695

Total stockholders’ equity	1,109,227	1,077,371

Total liabilities and stockholders’ equity	$3,612,336	$3,690,783

(A)	The combined funds held for clients and corporate investment portfolio balances reflected unrealized gains of $22.7 million at August 31, 2003 compared with $45.0 million at May 31, 2003. During the first three months of fiscal 2003, the unrealized gain position ranged from approximately $21.8 million to $49.6 million. The unrealized gain position of the Company’s investment portfolios was approximately $30.1 million at September 19, 2003.

(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from 7 to 12 years using either accelerated or straight-line methods. Goodwill recorded from the purchases of Advantage and InterPay will not be amortized. Goodwill will be tested for impairment on an ongoing basis assuming Paychex operates as a single reporting unit.